Exhibit 99.1
October 6, 2006
NEWS RELEASE
VALLEY BANCORP ANNOUCES SHAREHOLDER APPROVAL OF MERGER WITH COMMUNITY BANCORP
Las Vegas, Nevada, October 6,2006-Valley Bancorp (NASDAQ:VLLY), the holding company for Valley Bank, announced that at today’s special shareholder meeting, shareholders had approved the pending merger of Valley Bancorp with and into Community Bancorp, also headquartered in Las Vegas, Nevada.
About Valley Bancorp
Valley Bancorp is a Nevada state-chartered bank holding company formed in mid-2001. It operates through Valley Bank, a Nevada state-chartered bank that commenced operations in October 1998 with the mission of providing community banking service to Southern Nevada. The bank provides a variety of lending products and services, focusing primarily on commercial construction and commercial real estate loans to small and medium sized businesses and developers located in and around Las Vegas and Pahrump, Nevada.
Forward Looking Statements
Statements concerning future performance, developments or events, expectations for growth and income forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to the possibility that planned acquisitions and relative cost savings cannot be realized or realized within the expected time frame; revenues are lower than expected; competitive pressure among depository institutions increases significantly; the integration of acquired businesses costs more, takes longer or is less successful than expected; the cost of additional capital is more than expected; a change in the interest rate environment reduces interest margins; general economic conditions, either nationally or in the market areas in which Community Bancorp and Valley Bancorp do business, are less favorable than expected; legislative or regulatory requirements or changes adversely affect Community Bancorp’s and Valley Bancorp’s respective businesses; changes in the securities markets; Community Bancorp’s ability to consummate the acquisition of Valley Bancorp, or to achieve expected synergies and operating efficiencies within expected time-frames or at all or to successfully integrate Valley Bancorp’s operations; regulatory approvals for the proposed acquisitions cannot be obtained on the terms expected or on the anticipated schedule. Additional information on these and other factors that Community Bancorp could affect financial results are included in our Securities and Exchange Commission filings.
When used in this release, the words or phrases such as “is expected to be”, “management expects that”, “will continue”, “is anticipated”, “estimate”, “projected”, or similar expressions, are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995

(“PSLRA”). Readers should not place undue reliance on the forward-looking statements, which reflect management’s view only as of the date hereof. Community Bancorp undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. This statement is included for the express purpose of protecting Community Bancorp within PSLRA’s safe harbor provisions.

Contact:	Valley Bancorp, Las Vegas, Barry L. Hulin- Chief Executive Officer, President of Valley Bancorp 702.821.4100